AGREEMENT

This Agreement ("Agreement") is made by and between Ronald A. Robins, Jr. ("EXECUTIVE") and ABERCROMBIE & FITCH MANAGEMENT CO., a Delaware corporation with its principal place of business in New Albany, Ohio, which, together with its subsidiaries and affiliates, are collectively referred to herein as the "Company."

WHEREAS, Executive has informed the Company of his intention to resign his employment with the Company; and

WHEREAS, the parties wish to define the terms and conditions of Executive's resignation from employment with the Company;

NOW, THEREFORE, in exchange for and in consideration of the following mutual covenants and promises, the undersigned parties, intending to be legally bound, hereby agree as follows:

1. Resignation Date. The Company and Executive agree that Executive shall separate from service with the Company effective August 30, 2013 or as otherwise mutually agreed upon by Executive and the Company and set forth in the Company's human resources information system as Executive's last day of employment ("Resignation Date"). On the Resignation Date, Executive's employment with the Company and all further compensation, remuneration, bonuses, and eligibility of Executive under Company benefit plans shall terminate, and Executive shall not be entitled to receive any further payments or benefits of any kind from the Company, except as otherwise provided in this Agreement or by applicable law.

2. Resignation from Board of Directors and Other Positions. As of the Resignation Date, Executive hereby resigns from any position Executive may hold as a director, trustee, officer, managing member and/or member, and from any and all other positions of any kind or type whatsoever, with the Company and all of its subsidiaries and affiliates. Executive agrees to sign any and all separate letters of resignation and all other documents as requested by the Company to effectuate Executive's resignation from all other positions Executive holds within any subsidiary or affiliate of the Company. After the signing of this Agreement, should the Company determine that any additional documents are necessary for the resignation of the Executive or to effectuate any transfer of authority, Executive agrees to execute said documents and return the original signed documents promptly to Jim Bierbower at 6301 Fitch Path, New Albany, Ohio 43054.

3. Effective Date: For purposes of this Agreement, the Effective Date of this Agreement shall be the eighth (8th) day after Executive signs this Agreement ("Effective Date"), unless Executive has revoked the Agreement prior to that time in the manner discussed in Paragraph 7(d) below.

4. Consideration: In consideration for Executive's willingness to remain employed by the Company throughout the recruitment, hiring and onboarding of Executive's successor, and for Executive's promises as otherwise set forth herein, the Company will provide to Executive the following (all hereinafter referred to collectively as the "Consideration"). Payment of the Consideration under this Agreement shall be contingent upon Executive first signing a Supplemental Release in the form set forth as attached to this Agreement on or after the Resignation Date. The Consideration set forth herein shall also constitute the consideration for the Supplemental Release.

   a. Resignation Payment. The Company shall pay Executive an amount equal to the base salary, less applicable taxes and withholdings, Executive would have received for the nine (9) month period following the Resignation Date (the "Resignation Payment"). Payment of this Resignation Payment shall be made in bi-weekly installments consistent with the Company's payroll practices and shall be contingent upon Executive first signing the Supplemental Release contained in Appendix A on or after the Resignation Date.

   b. Medical and Dental Coverage. Executive's coverage under the Company medical and dental insurance plans shall terminate upon the Resignation Date. Executive will be responsible for electing COBRA or other health care and/or dental care coverage after the Resignation Date.

   c. Vacation. Executive shall not be entitled to payment for any vacation upon Executive's Resignation Date.

   d. Incentive Compensation Bonus. The Company shall pay Executive a pro-rated amount, less taxes and withholdings, of Executive's target Incentive Compensation Bonus for the Fiscal Year 2013. The Incentive Compensation Bonus shall be paid in or around February 2014, or at such later time as Incentive Compensation Bonuses are paid to other employees of the Company at the Vice President or higher level. Executive is not entitled to any Incentive Compensation Bonus for Fiscal Year 2014 or any period thereafter.

e. Employment Related Expenses. Subject to the Company's Travel and Expense Policy, any unreimbursed employment related expenses incurred by Executive prior to the Resignation Date shall be submitted by Executive for payment on or before the thirtieth day after the Resignation Date. Executive will not be reimbursed for expenses incurred on or after the Resignation Date that were not authorized in advance by Jim Bierbower.

f. Equity Compensation. Executive shall have ninety (90) days after the Resignation Date, or such other period after the Resignation Date as determined by the Compensation Committee of the Board of Directors of Abercrombie & Fitch Co. in its sole discretion, to exercise any of Executive's Stock Appreciation Rights that are vested as of the Resignation Date.
Except as otherwise provided in this Paragraph above and in Paragraph 5 of this Agreement, Executive's outstanding stock options, restricted stock units, stock-settled stock appreciation rights and performance share awards shall continue to be governed by the terms and conditions of the stock plans pursuant to which they were granted and any agreements evidencing Executive's grants of stock option, restricted stock units and stock-settled stock appreciation rights. Any unvested stock options, restricted stock units and stock-settled stock appreciation rights that do not vest prior to the Resignation Date shall be forfeited by Executive.

g. Qualified Savings and Retirement Plan. Executive shall be entitled to determine the desired treatment of the balance contained in Executive's tax-qualified Savings and Retirement Plan according to the terms and conditions set forth in the plan. Executive shall not be entitled to a matching contribution under the Savings and Retirement Plan in respect of calendar year 2013.

h. Non-Qualified Savings Plan. Executive shall be entitled to payment of the balance in Executive's Non-Qualified Savings Plan according to the instructions previously provided for such payment. Notwithstanding the foregoing, no payment of any post 2004 contributions shall be made prior to the six month anniversary of the Resignation Date.

i. Life Insurance. Executive shall have the right to convert Executive's existing life insurance coverage to an individual policy according to the terms set forth by the insurer. Executive shall pay the full cost of any such policy. Executive must apply for such conversion within 31 days of the Resignation Date.

j. Indemnification/D&O Insurance. If applicable, Executive shall continue to be entitled to indemnification (and advancement of expenses) as an officer of the Company and to continued coverage under any applicable directors' and officers' liability insurance policies until such time as suits can no longer be brought against Executive as a matter of law.

k. Neutral Reference. The Company shall provide Executive with a neutral reference, including only Executive's position and dates of employment. Executive shall direct all inquiries related to employment to the Senior Vice President of Human Resources. The Company shall not be responsible for any violations of this provision if Executive directs employment inquiries generally to The Company or to a specific individual other than the Senior Vice President of Human Resources.

5. Executive Covenants

a. Non-Disclosure and Non-Use. Executive shall not, without the written authorization of the Chairman and Chief Executive Officer ("CEO") of the Company, use (except for the benefit of the Company) any Confidential and Trade Secret Information relating to the Company. Executive shall hold in strictest confidence and shall not, without the written authorization of the Chairman and CEO of the Company, disclose to anyone, other than directors, officers, employees and counsel of the Company in furtherance of the business of the Company, any Confidential and Trade Secret Information relating to the Company. For purposes of this Agreement, Confidential and Trade Secret information includes: the general or specific nature of any concept in development, the business plan or development schedule of any concept, vendor, merchant or customer lists or other processes, know-how, designs, formulas, methods, software, improvements, technology, new products, marketing and selling plans, business plans, development schedules, budgets and unpublished financial statements, licenses, prices and costs, suppliers, and information regarding the skills, compensation or duties of employees, independent contractors or consultants of the Company and any other information about the Company that is proprietary or confidential. Notwithstanding the foregoing, nothing herein shall prevent Executive from disclosing Confidential and Trade Secret Information to the extent required by law or by any court or regulatory authority having actual or apparent authority to require such disclosure or in connection with any litigation or arbitration involving this Agreement.

The restrictions set forth in this Paragraph shall not apply to information that is or becomes generally available to the public or known within the Company's trade or industry (other than as a result of its wrongful disclosure by Executive), or information received on a non-confidential basis from sources other than the Company who are not in violation of a confidentiality agreement with the Company. This confidentiality covenant has no temporal, geographical or territorial restriction.

Executive further represents and agrees that up to and after the Resignation Date Executive is obligated to comply with the rules and regulations of the Securities and Exchange Commission ("SEC") regarding trading shares and/or exercising options related to the Company's stock. Executive acknowledges that the Company has not provided opinions or legal advice regarding Executive's obligations in this respect and that it is Executive's responsibility to seek independent legal advice with respect to any stock or option transaction.

b. Non-Disparagement and Cooperation. Neither Executive nor any officer, director or other authorized spokesperson of the Company shall intentionally state or otherwise publish anything about the other party which would adversely affect the reputation, image or business relationships and goodwill of the other party in the market and community at large. Executive shall fully cooperate with the Company in defense of legal claims asserted against the Company and other matters requiring the testimony or input and knowledge of Executive. If at any time Executive should be required to cooperate with the Company pursuant to this Paragraph, the Company agrees to promptly reimburse Executive for reasonable costs and expenses incurred as a result thereof. Executive agrees that Executive will not speak or communicate with any party or representative of any party, who is known to Executive to be either adverse to the Company in litigation or administrative proceedings or to have threatened to commence litigation or administrative proceedings against the Company, with respect to the pending or threatened legal action, unless Executive receives the written consent of the Company to do so, or is otherwise compelled by law to do so, and then only after advance notice to the Company. Nothing herein shall prevent Executive from pursuing any claim in connection with enforcing or defending Executive's rights or obligations under this Agreement.

The parties acknowledge that Vorys, Sater, Seymour and Pease, LLP ("the Vorys Firm") currently bills the Company a fixed fee amount of $12,000 per month for SEC-related services. Executive agrees that legal services related to the transition to a new General Counsel,

whether SEC-related or not, will be billed to this account, as will general advice and counsel in connection with the Company's 2014 Annual Meeting, at no incremental expense to the Company. Executive will ensure that the fixed fee amount is not increased prior to the 2014 Annual Meeting. For so long as Executive remains a partner at the Vorys Firm, other projects or legal services involving Executive will be billed on an hourly fee, fixed fee or non SEC-related services retainer as mutually agreed between the Company, Executive and the Vorys Firm.

c. Non-Solicitation. For the period between the Effective Date and the Resignation Date and for two (2) years following the Resignation Date ("Non-Solicitation Period"), Executive shall not, either directly or indirectly, alone or in conjunction with another party, interfere with or harm, or attempt to interfere with or harm, the relationship of the Company with any person who at any time was a customer or supplier of the Company or otherwise had a business relationship with the Company. During the Non-Solicitation Period, Executive shall not hire, solicit for hire, aid in or facilitate the hire, or cause to be hired, either as an employee, contractor or consultant, any person who is currently employed, or was employed at any time during the six (6) month period prior thereto, as an employee, contractor or consultant of the Company. Executive's status as a partner of the Vorys Firm does not in itself create a causal link under this paragraph if Executive has not otherwise violated the provisions set forth above. The provisions contained in this Paragraph shall supersede any previous non-solicitation agreements between the Parties.

d. Confidentiality. Executive agrees not to at any time talk about, write about, or otherwise publicize or disclose to any third party the terms of this Agreement or any fact concerning its negotiation, execution or implementation, except with (1) an attorney, accountant, or other advisor engaged by Executive; (2) the Internal Revenue Service or other governmental agency upon proper request; and (3) Executive's immediate family, providing that all such persons agree in advance to keep said information confidential and not to disclose it to others.

e. Remedies. Executive agrees that any breach of the terms of Paragraphs 5(a) through 5(d) of this Agreement would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law. Executive agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and threatened breach and/or continued breach by Executive and/or any and all persons and/or entities acting for and/or with Executive, and without having to prove damages and to all costs and expenses incurred by the

Company in seeking to enforce its rights under this Agreement. These remedies are in addition to any other remedies to which the Company may be entitled at law or in equity. Executive agrees that the covenants of Executive contained herein are reasonable and the Company would not have entered into this Agreement but for the inclusion of such covenants. Without limitation on the foregoing, and in addition to any other remedies to which the Company may be entitled at law or in equity, in the event Executive is found to have violated the covenants set forth in this Agreement by a court of competent jurisdiction, Executive shall repay promptly the payments and consideration provided Executive in Paragraph 4 of this Agreement. The existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Agreement; provided, however that this Paragraph shall not, in and of itself, preclude Executive from defending against the enforceability of the covenants and agreements of this Agreement.

6. Release of All Claims. Executive does hereby for Executive and for each of Executive's past, present and future heirs, administrators, executors, representatives, agents, attorneys, assigns and all others claiming by or through Executive or them, forever release and discharge the Company, and its past, present and future shareholders, representatives, agents, servants, parents, subsidiaries, affiliates, divisions, officers, directors, employees, insurers, successors, predecessors, administrators, attorneys, assigns and all others claiming by or through them (hereinafter "the Released Parties") from any and all charges, claims, demands, judgments, actions, causes of action, damages, debts, agreements, remedies, promises, suits, losses, obligations, expenses, costs, attorneys' fees, liabilities and claims for relief of every kind and nature that can be lawfully discharged, whether matured or unmatured, known or unknown, direct or indirect, foreseen or unforeseen, vested or contingent, in law, equity or otherwise, under any federal or state statute or common law, which Executive has ever had, now has, or may have in the future, against any of the Released Parties for or on account of any matter, cause or thing whatsoever that was or could have been asserted or that occurred prior to the date of Executive signing this Agreement.

This release shall include without limitation all claims arising out of or relating to Executive's employment with the Company and/or the termination thereof; and any and all claims arising under Title VII of the Civil Rights Act of 1964, as amended by the Equal Employment Opportunity Act of 1972, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, 29 U.S.C. §1001 et seq., the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Ohio

Civil Rights Act, Ohio Revised Code Sections 4111.01, et seq., 4112.01, et seq. and 4113.01, et seq., any claim for unpaid wages, as well as and any other federal, state and local civil rights laws or laws relating to employment. This Agreement constitutes, among other things, a full and complete release of any and all claims released by either party, and it is the intention of the parties hereto that this Agreement is and shall be a complete and absolute defense to anything released hereunder. The parties expressly and knowingly waive their respective rights to assert any claims against the other which are released hereunder, and covenant not to sue the other party or Released Parties based upon any claims released hereunder. The parties further represent and warrant that no charges, claims or suits of any kind have been filed by either against the other as of the date of this Agreement.

Acknowledgment of Compensation. Executive acknowledges and agrees that, while employed by the Company: (1) Executive has properly reported all hours and time Executive has worked; (2) Executive has been paid all wages, including (if applicable) overtime pay, for all hours Executive has worked; and (3) Executive has received all benefits that Executive should have received from the Company.

7. Age Discrimination Claims and Older Worker's Benefit Protection Act Terms. Executive specifically acknowledges that the release of Executive's claims under this Agreement includes, without limitation, waiver and release of all claims against the Company and Released Parties under the federal Age Discrimination in Employment Act ("ADEA"), and Executive further acknowledges and agrees that:

   a. Executive waives all claims under ADEA knowingly and voluntarily in exchange for the commitments made herein by the Company, and that certain of the benefits provided thereby constitute consideration of value to which the Executive would not otherwise have been entitled;

   b. Executive was and is hereby advised to consult an attorney in connection with this Agreement;

   c. Executive has been given a period of 21 days within which to consider the terms of this Agreement;

   d. Executive may revoke his or her signature on this Agreement for a period of 7 days following the execution of this Agreement, rendering the Agreement null and void. If Executive chooses to revoke this Agreement within the 7 day period, Executive must do so in writing to Jim Bierbower, Abercrombie & Fitch, 6301 Fitch Path, New Albany, OH 43054;

e. this Agreement is written in plain and understandable language which Executive fully understands;

f. this Agreement complies in all respects with Section 7(f) of ADEA and the waiver provisions of the federal Older Worker Benefit Protection Act; and

g. Executive does not waive any rights or claims that may arise after the date the waiver is executed.

8. Non-Admission. It is understood that this Agreement is, among other things, an accommodation of the desires of each party, and the above-mentioned payments and covenants are not, and should not be construed as an admission or acknowledgment by either party of any liability whatsoever to the other party or any other person or entity.

9. Return of Property. Executive agrees to immediately return to the Company all Company documents and property in Executive's possession or control including, but not limited to, personal computer(s) and all software, security keys and badges, price lists, supplier and customer lists, employee lists, including compensation, salary and benefit information, files, reports, all correspondence both internal and external (memos, letters, quotes, etc.), business plans, budgets, designs, and any and all other property of the Company; and the Company shall promptly return Executive's personal property and files.

10. Company Credit Cards. As of the Resignation Date, Executive agrees to discontinue use of any Company credit cards and to return to the Company such credit cards. Executive acknowledges that the Company will reduce amounts otherwise payable to Executive under this Agreement to satisfy any outstanding balances for personal debt on Executive's Company credit cards in accordance with this Paragraph.

11. Set-Off. Executive agrees that, to the extent permitted by applicable law, the Company may deduct from and set-off against any amounts otherwise payable to Executive under this Agreement such amounts as may be owed by Executive to the Company, including, without limitation, any outstanding balance for personal debt on Executive's credit cards as set forth in Paragraph 10. Executive shall remain liable for any part of Executive's payment obligation not satisfied through such deduction and setoff.

12. Tax Matters. Executive agrees that Executive shall be exclusively liable for payment of any and all taxes due by Executive in connection with the payments received pursuant to this Agreement and agrees to indemnify the Company for any liability incurred because of Executive's failure to pay such taxes, assessments, reimbursements, or penalties, which may be assessed by any taxing authority in connection with any payments made pursuant to this Agreement (provided that in no event shall this indemnification apply to the Company's (or any affiliate's) withholding obligations). Notwithstanding anything in this Agreement to the contrary, the parties hereby agree that it is the intention that any payments or benefits provided under this Agreement shall be exempt from or comply in all respects with Section 409A of the Internal Revenue Code of 1986, as amended and any regulations or guidance issued thereunder ("Section 409A"), and this Agreement shall be interpreted accordingly. Each payment from the Effective Date to the Resignation Date shall be deemed to be a separate payment for purposes of Section 409A. Any payments hereunder which qualify for the "short-term deferral" exception or any other exception, including the "separation pay exception," under Section 409A shall be paid under the applicable exception ("409A Exceptions"). In the event that Executive is a "specified employee" of Abercrombie & Fitch Co. (as defined in Section 409A) on the Resignation Date, and Executive is entitled to a payment and/or a benefit under this Agreement that is required to be delayed pursuant to Section 409A, then such payment or benefit, as applicable, shall not be paid or provided (or begin to be paid or provided) until the first day of the seventh month following the Resignation Date. The first payment that can be made to Executive following such period shall include the cumulative amount of any payments or benefits that could not be paid or provided during such period due to the application of Section 409A. Any reimbursement or provision of an in-kind benefit subject to Section 409A shall be paid or provided in accordance with Section 409A, including the following: (i) the amount paid or reimbursed during any calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (ii) payment or reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the benefit may not be subject to liquidation or exchange for another benefit. Nothing in the foregoing shall be construed as prohibiting the Company from making any of the payments described in Paragraph 4 to the extent that the aggregate amount paid during the six month period following the Resignation Date does not exceed the amount described in Treasury Regulation 1.409A-1(b)(9)(iii)(A). In addition, solely for purposes of determining the Executive's rights to payments under this Agreement, any reference to Executive's termination shall mean Executive's "separation from service" from the Company within the meaning of Section 409A and Executive will be deemed to have separated from service for purposes of Section 409A on the

Resignation Date.

13. Knowing and Voluntary Execution. Each of the parties hereto further states and represents that he, she or it has carefully read the foregoing Agreement and knows the contents thereof, and that he, she or it has executed the same as their own free act and deed. Executive further acknowledges that Executive has been and is hereby advised to consult with an attorney concerning this Agreement and that Executive had adequate opportunity to seek the advice of legal counsel in connection with this Agreement. Executive also acknowledges that Executive has had the opportunity to ask questions about each and every provision of this Agreement and that Executive fully understands the effect of the provisions contained herein upon Executive's legal rights.

14. Executed Counterparts. This Agreement may be executed in one or more counterparts, and any executed copy of this Agreement shall be valid and have the same force and effect as the originally-executed Agreement.

15. Governing Law. The validity, construction and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the laws of Ohio. Any actions or proceedings instituted under this Agreement with respect to any matters arising under or related to this Agreement shall be brought and tried only in the Court of Common Pleas, Franklin County, Ohio.

16. Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company.

17. Assignability. Executive's obligations and agreements under this Agreement shall be binding on the Executive's heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Company. The Company may, at any time, assign this Agreement or any of its rights or obligations arising hereunder to any party so long as said party expressly agrees to undertake and assume the obligations of the Company under this Agreement. In the event of Executive's death, any payment, benefit or entitlement under Paragraphs 4(a) and (d) that is due hereunder at the time of Executive's death shall be paid to Executive's estate. All other payments, benefits or entitlements shall be paid in accordance with the beneficiary elections Executive has made.

18. Non-Waiver; Severability. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereof to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

19. Entire Agreement. This Agreement, including Appendix A as supplement thereto, constitutes the entire agreement between the parties in respect of the subject matter hereof and this Agreement supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter contained within it.

THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK.

IN WITNESS WHEREOF, the undersigned has hereto set his/her hand this 19th day of July, 2013.

WITNESSED:

Melinda R McAfee

Ronald A. Robins, Jr.

IN WITNESS WHEREOF, the undersigned has hereto set its hand this 19th day of July, 2013.

WITNESSED:

Melinda R McAfee

ABERCROMBIE & FITCH MANAGEMENT CO.

Jonathan Ramsden
Executive Vice President

SUPPLEMENTAL RELEASE

This Supplemental Release is made by and between Ronald A. Robins, Jr. ("EXECUTIVE") and ABERCROMBIE & FITCH MANAGEMENT CO., a Delaware corporation with its principal place of business in New Albany, Ohio, which, together with its subsidiaries and affiliates, are collectively referred to herein as the "Company." The consideration for this Supplemental Release is the Consideration set forth in Paragraph 4 of the Agreement between Abercrombie & Fitch Management Co. and Ronald A. Robins, Jr. dated July 19, 2013 (hereinafter referred to the "Agreement").

Executive does hereby for Executive and for each of Executive's past, present and future heirs, administrators, executors, representatives, agents, attorneys, assigns and all others claiming by or through Executive or them, forever release and discharge the Company, and its past, present and future shareholders, representatives, agents, servants, parents, subsidiaries, affiliates, divisions, officers, directors, employees, insurers, successors, predecessors, administrators, attorneys, assigns and all others claiming by or through them (hereinafter "the Released Parties") from any and all charges, claims, demands, judgments, actions, causes of action, damages, debts, agreements, remedies, promises, suits, losses, obligations, expenses, costs, attorneys' fees, liabilities and claims for relief of every kind and nature that can be lawfully discharged, whether matured or unmatured, known or unknown, direct or indirect, foreseen or unforeseen, vested or contingent, in law, equity or otherwise, under any federal or state statute or common law, which Executive has ever had, now has, or may have in the future, against any of the Released Parties for or on account of any matter, cause or thing whatsoever that was or could have been asserted or that occurred prior to the date of Executive signing this Agreement.

This release shall include without limitation all claims arising out of or relating to Executive's employment with the Company and/or the termination thereof; and any and all claims arising under Title VII of the Civil Rights Act of 1964, as amended by the Equal Employment Opportunity Act of 1972, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, 29 U.S.C. §1001 et seq., the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Ohio Civil Rights Act, Ohio Revised Code Sections 4111.01, et seq., 4112.01, et seq. and 4113.01, et seq., any claim for unpaid wages, as well as and any other federal, state and local civil rights laws or laws relating to employment. This Agreement constitutes, among other things, a full and complete release of any and all claims released by either party, and it is the intention of the parties hereto that this Agreement is and shall be a complete and absolute defense to anything released hereunder. The parties expressly and knowingly waive their respective rights to assert any claims against the other which are released hereunder, and covenant not to sue the other party or Released Parties based upon any claims released hereunder. The parties further represent and warrant that no charges, claims or suits of any kind have been filed by either against the other as of the date of this Agreement.

Acknowledgment of Compensation. Executive acknowledges and agrees that, while employed by the Company: (1) Executive has properly reported all hours and time Executive has worked; (2) Executive has been paid all wages, including (if applicable) overtime pay, for all hours Executive has worked; and (3) Executive has received all benefits that Executive should have received from the Company.

Executive has been advised that Executive: (a) has twenty-one (21) days within which to consider signing this Release; (b) can and should consult with an attorney, at Executive's own expense, before signing this Release; and (c) may revoke this Release at any time before the expiration of seven (7) days after Executive signs it by delivering written notice to Jim Bierbower at 6301 Fitch Path, New Albany, Ohio 43054 before the seven (7) days expire.

IN WITNESS WHEREOF, the undersigned has hereto set his/her hand this _____ day of ______________, 2013.

WITNESSED:

______________________________ ______________________________
Ronald A. Robins, Jr.

IN WITNESS WHEREOF, the undersigned has hereto set its hand this _____ day of _____________, 2013.

WITNESSED: ABERCROMBIE & FITCH MANAGEMENT CO.

______________________________ ______________________________
Jonathan Ramsden
Executive Vice President